Exhibit 21

LIST OF SUBSIDIARIES OF
POKERTEK, INC.

Name	Jurisdiction of Incorporation

PokerTek Canada, Inc.	Québec, Canada
PokerTek Delaware LLC	Delaware, U.S.A.
PokerTek México, S. de R.L. de C.V.	Mexico City, Mexico
PokerTek Delaware LLC	Delaware, U.S.A.

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